Exhibit (a)(38)

AMENDMENT NO. 37

TO THE DECLARATION OF TRUST OF

NORTHERN FUNDS

(a Delaware statutory trust)

This Amendment No. 37 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Funds (the “Trust”) amends, effective August 21, 2015 the Agreement and Declaration of Trust of the Trust dated as of February 7, 2000, as amended (the “Declaration of Trust”).

WHEREAS, on August 20, 2015, the Board of Trustees of the Trust and the Board of Trustees of the Multi-Manager Funds, including a majority of the disinterested Trustees of each Board, determined that it would be in the best interest of the shareholders of the Trust to rescind Amendment No. 14 to the Agreement and Declaration of Trust, which created the Multi-Manager Series Board of Trustees;

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. Amendment No. 14 is rescinded effective August 21, 2015.

2. All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.